EXHIBIT 99.1

Contact:

Daniel Cataldo - 617.672.8952 dcataldo@eatonvance.com

EATON VANCE AGREES TO END CERTAIN CLOSED-END FUND SERVICE AND ADDITIONAL COMPENSATION AGREEMENTS

BOSTON, MA, January 29, 2015 -- Eaton Vance Corp. (NYSE: EV) today announced that it has mutually agreed with one of its distribution partners to end the service and additional compensation agreements in place for certain Eaton Vance closed-end funds.  The terms of the agreements provided for Eaton Vance to make recurring payments over time based on the managed assets of the respective funds.

In connection with ending the agreements, Eaton Vance is making a lump-sum payment of $73.0 million, or approximately $0.37 per diluted share, which will be recorded as distribution expense in the first quarter of fiscal 2015. Annual distribution expense going forward will be reduced by approximately $0.07 per diluted share.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating to 1924. Eaton Vance and its affiliates managed $296.0 billion in assets as of December 31, 2014, offering individuals and institutions a broad array of investment strategies and wealth management solutions. Eaton Vance’s long record of providing exemplary service, timely innovation and attractive returns through a variety of market conditions has made it the investment manager of choice for many of today’s most discerning investors. For more information, visit eatonvance.com.

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